Exhibit 10.1

Franklin R. Bracken

C/O Foot Locker, Inc.

330 West 34th Street

New York, NY 10001

Dear Frank:

We are pleased to extend this offer to you for the position of President of Foot Locker, Inc. (the “Company”), reporting to Chief Executive Officer and the Board of Directors of the Company (the “Board”), effective as of March 26, 2025 (the “Effective Date”). This new role is the culmination of your hard work and another integral step in your growth within our organization. Congratulations! The personalized details of our offer to you are outlined below:

Annual Salary	$1,000,000

Annual Incentive Compensation Plan	120% of base salary at target in accordance with the Foot Locker Annual Incentive Compensation Plan.

Long-Term Incentive Plan

An annual long-term incentive grant with a grant date fair value equal to 275% of base salary at target,, commencing with the regular 2025 grant, subject to approval of the Compensation Committee of the Board (the “Committee”) and the terms and conditions under the Foot Locker 2007 Stock Incentive Plan (as the same may be amended and restated or amended from time to time) and the applicable award agreements.

The terms and conditions and timing of awards will be determined by the Committee, consistent with and no less favorable than grants made to other senior executives of the Company.

Total Compensation at Target	$4,950,000

Location	St. Petersburg, Florida

Previous Offer Letter	As of the Effective Date, the previous offer letter dated August 4, 2020 between you and the Company, including Exhibit A thereto (the “Previous Offer Letter”), will be replaced in its entirety by this offer letter including Exhibit A hereto, and shall no longer have any force and effect.

As set forth in the attached Exhibit A to this letter, you will also be entitled to certain severance benefits and to agree to certain restrictive covenant obligations in connection with your new role.

Please indicate confirmation of acceptance by signing this letter and the attached Exhibit A and returning a copy to me at your earliest convenience. If you have any questions, please let us know. We’re excited to take this next step with you. Best of luck in your new role!

Sincerely,

/s/ Mary N. Dillon
Mary N. Dillon
Chief Executive Officer

Accepted by:

/s/ Franklin R. Bracken	March 25, 2025
Signature	Date

About this Letter

Please note that this letter and the Exhibit hereto do not create any contractual rights and do not serve as a guarantee of continued employment with the Company. All awards specified in the letter and the Exhibit A hereto are subject to the provisions of applicable plans and agreements, as the same may be amended from time to time, the terms of which shall govern, unless expressly provided otherwise in this letter or Exhibit A.

Exhibit A

ADDITIONAL OFFER LETTER PROVISIONS

1.            Executive Severance Policy. During the term of employment under the offer letter (together with this Exhibit A, the “Agreement”), Franklin R. Bracken (“Executive”) will be an Eligible Employee under the Foot Locker, Inc. Executive Severance Policy adopted as of August 1, 2024, as may be amended from time to time (the “Executive Severance Policy”), and will be entitled to receive severance benefits in accordance with the terms and conditions thereof, as modified by the terms hereof. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Executive Severance Policy.

2.            Severance Protection. Subject to the terms and conditions of the Executive Severance Policy, including the Release requirements set forth in Section 2.5 thereof, Executive shall be entitled to receive the following Severance Amount (which shall modify the Severance Amount set forth on Exhibit A-1 of the Executive Severance Policy) upon a Qualifying Termination for Good Reason (as modified by Section 4 below) based upon the circumstances described in clause (iv) of such modified definition, where the Qualifying Termination does not occur within the 24- month period following a Change in Control: 2.0 times the sum of (x) Executive’s Base Salary and (y) Executive’s target annual bonus under the Annual Incentive Compensation Plan.

As a participant thereunder, Executive shall be entitled to receive other applicable severance benefits as provided under the Executive Severance Policy, subject to the terms and conditions thereof.

3.            Payment Terms. Payment to Executive of the Severance Amount described in Section 2, if applicable, shall be made in accordance with the time and form of payment provided in the Executive Severance Policy as set forth in Exhibit A-1 thereto, except that the eighteen month period referenced therein shall be modified to refer to a period of twenty-four months.

4.            Good Reason Definition. For purposes of the Executive Severance Plan, “Good Reason” shall mean, without Executive’s prior written consent:

a.            Prior to the date of a Change in Control, (i) a material diminution in Executive’s base compensation or target annual incentive opportunity, other than a general reduction in base compensation or target annual incentive opportunity that affects all similarly situated executives in substantially the same proportions; (ii) unless Executive exclusively works remotely, a relocation of more than 50 miles from the location of Executive’s principal job location or office that results in an increased commute; (iii) if Executive exclusively works remotely, a material change to such remote work accommodation; or (iv) a person other than you or Mary N. Dillon holds the role of Chief Executive Officer of the Company.

b.            On or after the date of a Change in Control, (i) a material reduction in Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities in effect prior to such reduction; (ii) a material diminution in the Executive’s base compensation or target annual incentive opportunity; (iii) a relocation of more than 50 miles from the location of Executive’s principal job location or office that results in an increased commute; (iv) if Executive exclusively works remotely, a material change to such remote work accommodation; or (v) a person other than you or Mary N. Dillon holds the role of Chief Executive Officer of the Company (or, if following the Change in Control, the Company is no longer the ultimate parent company, the role of Chief Executive Officer of the ultimate parent company).

c.            Notwithstanding the foregoing, none of the above events set forth under Section 4(a) or (b) shall constitute Good Reason unless Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason) to the Company of the existence of any condition described in any one of the relevant subparagraphs contained in this definition within thirty (30) days of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice. Any termination of employment by Executive for Good Reason hereunder must occur no later than the date that is the three (3) month anniversary of the initial existence of the condition giving rise to the termination right.

5.            Restrictive Covenants.

A.            Executive acknowledges that during the course of Executive’s employment with the Company or one of its subsidiaries or affiliates (the “Control Group”), Executive will have access to, or will acquire the Control Group’s “Confidential Information,” defined to include, information and trade secrets concerning the Control Group’s business, including, but not limited to non-public information concerning finances, financial plans, operations, accounting methods, strategic plans, pricing, methods of pricing, marketing practices, advertising strategy, real estate strategy, methods of operation, business plans, vendor information, contracts, technical information, the needs and requirements of the Control Group’s customers, information concerning the Control Group’s executives and employees, including, but not limited to, their background, experience, education, training, capabilities. The provision of this Confidential Information to the Executive will materially aid Executive in the performance of Executive’s duties on behalf of the Control Group and assist Executive and/or the Control Group in furthering the Control Group’s business interests.

B.            The support furnished to Executive by the Control Group will enable Executive to increase the value of the Control Group’s goodwill with those that do business with the Control Group. The Control Group has an important and legitimate interest in protecting its business interests and its Confidential Information as well as its relationships with its employees.

C.            As indicated by the foregoing, the services Executive will be performing for the Control Group will be of a special, unique and extraordinary nature

D.            In consideration for the Control Group’s provision of certain employment benefits to Executive, including the severance benefits detailed above and its grant of access to the Confidential Information described above, Executive agrees to the following restrictive covenants:

(i)            Executive agrees that during the “Non-Competition Period” he will not engage in “Competition” with the Control Group.

(ii)            As used herein, “Competition” means:

(a)            participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever within the United States or in any other country where any of Executive’s former employing members of the Control Group does business in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Control Group (the “Athletic Business”), or (B) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Control Group; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Control Group; or

(b)            intentionally recruiting, soliciting or inducing, any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

E.            As used herein, “Non-Competition Period” means: (i) the period Executive is employed by the Control Group and (ii) at any time prior to a Change in Control, the two (2) year period commencing on the date his employment with the Control Group terminates. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date Executive’s employment with the Control Group terminates if such termination of employment occurs following a “Change in Control” as defined under the Executive Severance Policy.

F.            Executive agrees that any breach by him of the Non-Competition provisions included herein (the “Non-Competition Provisions”) would result in irreparable injury and damage to the Control Group for which the Control Group would have no adequate remedy at law. Executive therefore agrees that in the event of a breach or a threatened breach of these provisions, the Control Group shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, including by any and all persons acting for or with him, without having to prove damages and (ii) any other remedies to which the Control Group may be entitled at law or in equity. The terms of this paragraph shall not prevent the Control Group from pursuing any other available remedies for any breach or threatened breach of the Non-Competition Provisions, including, but not limited to, recovery of damages.

G.            Executive further agrees that the within Non-Competition Provision is reasonable and that the Control Group would not have granted the compensation and additional benefits of employment provided to Executive but for the inclusion of the Non-Competition Provision herein.

H.            If any portion of the Non-Competition Provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

6.            Confidential Information: Executive shall not at any time during the term of this Agreement, or thereafter, communicate or disclose to any unauthorized person, or use for Executive’s own account, without the prior written consent of the Chief Executive Officer of the Control Group, any of the Control Group’s Confidential Information. In the event of the termination of Executive’s employment, Executive shall, on or before the Termination Date, return all Confidential Information in his possession, in whatever form, to the Control Group. Along with the return of said documents and materials, Executive shall provide the Control Group (upon request) with a sworn statement indicating that Executive does not have possession, custody or control of any of the Control Group’s Confidential Information and have destroyed all of the Control Group’s data electronically stored on Executive’s personal computer or other data storage device. It is understood, however, that the obligations set forth in this paragraph shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which Executive is legally required to do so or (b) become generally known to and available for use by the public other than by Executive’s wrongful act or omission. This confidentiality obligation, shall not prevent Executive from participating in an investigation or proceeding conducted by a government agency, including the Securities & Exchange Commission.

7.            Compensation Recoupment. Notwithstanding anything herein to the contrary, Executive agrees that incentive compensation, as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to him under the Company’s Annual Incentive Compensation Plan, the Company’s 2007 Stock Incentive Plan (as the same may be amended and restated or amended from time to time) this Agreement or any other plan, arrangement or program established or maintained by the Control Group shall be subject to any clawback policy adopted or implemented by the Control Group in respect of Dodd-Frank, or in respect of any other applicable law or regulation, including without limitation, the Foot Locker, Inc. Incentive Compensation Recoupment Policy.

8.            Miscellaneous.

A.            It is understood and agreed by Executive and the Control Group that this Agreement and the Executive Severance Policy as modified by hereby constitutes an agreement in its entirety and supersedes and replaces any other Non-Competition agreement and confidentiality agreement or provision which Executive may have previously executed in favor of the Control Group, including the Previous Offer Letter, except that this Agreement shall not amend, alter or effect those provisions of any agreement which entitled Executive to purchase or receive stock or other securities in the Control Group. Should Executive subsequently enter into any agreement with the Control Group which contains a non-competition provision or confidentiality agreement, unless explicitly stated otherwise in writing, the terms of that agreement will govern, except, unless explicitly stated otherwise in writing, Executive shall remain entitled to the severance benefits described herein, subject to Executive’s compliance with this Agreement and with the non-competition and/or confidentiality provisions contained in any such subsequent non-competition or confidentiality provisions, and the terms and conditions under the Executive Severance Policy.

B.            This Agreement shall be binding on Executive and the Control Group and shall inure to the benefit of the parties and their respective personal representatives, heirs, affiliates, successors, and assigns.

C.            Should Executive’s employment with the Control Group terminate, and should Executive obtain new employment, the Control Group may notify Executive’s new employer(s) of Executive’s obligations under this Agreement.

D.            Executive affirms by signing this Agreement that he has completely read this entire Agreement and understands the terms and conditions included within this Agreement. Executive also agrees that this Agreement may not be modified or altered in any respect except in writing, signed by Executive and the Control Group.

E.            The validity, interpretation, construction, enforcement and performance of this agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of New York. Executive and the Control Group irrevocably consent to the jurisdiction of the Federal and State courts of New York and Executive hereby consents and submit to personal jurisdiction in the State of New York. Executive and the Control Group irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Executive acknowledges and recognizes that in the event that Executive breaches this Agreement, the Control Group may initiate a lawsuit against Executive in New York, that Executive waives the right to have that lawsuit be brought in a court located closer to where Executive may reside, and that Executive will be required to travel to and defend the lawsuit in New York. Executive likewise agree that to the extent Executive institutes any action arising out of or relating to this Agreement, it shall be brought in New York and doing so does not present any undue burden or inconvenience to Executive.

If the foregoing conforms to your understanding of our Agreement, please so signify by signing below after the words “Agreed to and Accepted.”

AGREED TO AND ACCEPTED:

/s/ Franklin R. Bracken	Franklin R. Bracken
EXECUTIVE’S SIGNATURE	PRINT EXECUTIVE’S NAME

/s/ Mary N. Dillon
FOR THE CONTROL GROUP

6